Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Takung Art Co., Ltd. on Form S-3 Amendment No. 1 [FILE NO. 333-258141] of our report dated May 8, 2020, with respect to our audit of the consolidated financial statements of Takung Art Co. Ltd. as of December 31, 2019 and for the year ended December 31, 2019 appearing in the Annual Report on Form 10-K of Takung Art Co., Ltd. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

September 3, 2021